Exhibit 2.1


                      AGREEMENT AND PLAN OF SHARE EXCHANGE

         THIS AGREEMENT AND PLAN OF SHARE EXCHANGE, dated to be effective on March 5, 2001, by and between Capital Bank & Trust Company, a Tennessee banking corporation with principal offices located in Nashville, Tennessee ("Bank") and Capital Bancorp, Inc., a Tennessee business corporation with principal offices located in Nashville, Tennessee ("Holding Company").

                                    PREMISES:

         As inducements each to the other, each party represents and warrants to the other that:

A.       The Bank is a Tennessee banking corporation duly organized under
         Section 45-2-201, et seq. of the Tennessee Code Annotated. The Bank has its principal office and place of business in Nashville, Davidson County, Tennessee. The Bank is a member of the Federal Deposit Insurance Corporation. The Bank is not a member of the Federal Reserve System.

B. At the date hereof, the Bank has 20,000,000 shares of its common voting stock, par value $4.00, authorized, with 1,560,271 shares issued and outstanding (the "Bank Stock"). The Bank has 20,000,000 shares of no par preferred stock authorized, but no shares are issued or outstanding. Presently, the Bank has granted 203,500 options under the Capital Bank & Trust Company 1995 Stock Option Plan that remain unexercised; and

C. The Holding Company is a business corporation duly organized under the laws of the State of Tennessee, having its principal place of business in Nashville, Davidson County, Tennessee. The Holding Company has 20,000,000 shares of common voting stock, par value $4.00, authorized, with 250 shares outstanding. In addition, the Holding Company has 20,000,000 shares of no par preferred stock authorized, but no shares are issued or outstanding; and

D. At the Effective Time herein defined, the majority of the entire Board of Directors of the Bank and a majority of the entire Board of Directors of the Holding Company, respectively, will have approved this Agreement and Plan of Share Exchange and authorized its execution.

                                   AGREEMENT:

In consideration of the foregoing premises, the Bank and the Holding Company hereby enter into this Agreement and Plan of Share Exchange and prescribe the terms and conditions of the exchange (the "Share Exchange") of all the issued and outstanding shares of stock of the Bank for shares of stock of the Holding Company to be issued, and the mode of carrying it into effect as follows:

                                    ARTICLE 1

                        THE PURPOSE OF THE SHARE EXCHANGE

         The purpose of the Share Exchange is to cause the Holding Company to become the sole Shareholder of the Bank in accordance with the share exchange provisions of the Tennessee Code Annotated ("T.C.A."), including those provisions applicable to this transaction by virtue of the Tennessee Banking Act and the Tennessee Business Corporation Act. At the time when the Share Exchange shall become effective each one (1) issued and outstanding whole share of the Bank Stock shall be exchanged for one (1) share of common voting stock of the Holding Company (the "Holding Company Stock"), pursuant to the provisions of and with the effect provided in Tennessee Code Annotated Sections 48-21-101 et seq., as amended. As a result of the Share Exchange, the Holding Company shall become the sole shareholder of the Bank. No fractional shares of the Holding Company Stock shall be issued. The Holding Company shall pay the percentage of fair market value equal to any fraction for any such fractional share promptly upon completion of the Share Exchange. Such fair market value shall be based on the book value at the most recent month end prior to the Effective Date (except that if the Effective Date occurs on a month end, then on that date).

                                    ARTICLE 2

                        THE EFFECTS OF THE SHARE EXCHANGE

         When the Share Exchange shall have been effected, the Bank and the Holding Company shall remain separate and distinct entities. All of the following shall occur:

         Section 2.1. Bank Name, Etc. At the Effective Time, the name of the Bank shall remain Capital Bank & Trust Company and the head office and any established and authorized branches of the Bank shall remain as such is set forth in Exhibit 2.1 attached hereto and incorporated herein by reference.

         Section 2.2. Bank Board of Directors. At the Effective Time, all the members of the Board of Directors of the Bank shall continue to be Directions of the Bank as set forth in Exhibit 2.2 attached hereto and incorporated herein by reference. Such directors shall serve until the next annual meeting of the stockholders that votes on their respective Class (as specified in the Holding Company's Charter).

         Section 2.3. Bank Officers. At the Effective Time, the Officers of the Bank shall be all of those persons who are officers of the Bank as of the date of execution of this Agreement and Plan of Share Exchange, including any changes in officers immediately before the Share Exchange becomes effective as set forth in Exhibit 2.3 attached hereto and incorporated herein by reference.

         Section 2.4. Bank Charter and Bylaws. At the Effective Time, both the Bank's Charter and its Bylaws (together with any and all amendments to the Charter and/or the Bylaws), shall remain in full force and effect.

         Section 2.5. Common Stock; Bank Equity Accounts. The amount and number of shares of the authorized Bank Stock, and the par value thereof outstanding immediately before the Effective Time, shall remain the same after the Effective Time with the effect that the number of shares of the Bank Stock outstanding upon completion of the Share Exchange shall be equal to the number of shares of the Bank Stock outstanding immediately before the Effective Time. The Paid-In Surplus Account (Surplus Account) and the Earned Surplus Account (Undivided Profits Account) of the Bank as they exist immediately before the Effective Time shall remain the same after the Effective Time and shall not be affected by the Share Exchange.

         Section 2.6. Preferred Stock. At the Effective Time, neither the Bank nor the Holding Company shall have any preferred stock outstanding. No preferred stock of either the Holding Company or the Bank is to be issued as part of this Share Exchange.

         Section 2.7. Rights to Dissent; Compliance with Law. Any holder of Bank Stock ("Shareholder") who properly perfects such holders' right to dissent from the Agreement and Plan of Share Exchange shall have the rights of a "dissenting stockholder" as set forth in T.C.A. Section 45-2-1309, and in Chapter 23 of the Tennessee Business Corporation Act (T.C.A. Sections 48-23-101, et seq.), as amended. Any Shareholder desiring to dissent must do so strictly in accordance with applicable law. The parties to this Agreement hereby agree that they will not permit variations from the law's requirements, nor will they waive non-compliance.

         Section 2.8. Capital Bank Stock Options. Assuming that the Share Exchange becomes effective, each option granted under the 1995 Capital Bank & Trust Company Stock Option Plan, as amended, that is outstanding (the "options"), whether or not exercisable, will either, at the election of the holder of the option, (i) be canceled in exchange for a cash payment that is equal to the book value of each share of Capital Bank Stock as calculated by the bank as of the last business day of the calendar month next preceding the date that the share exchange is completed in excess of the exercise price or (ii) converted to a holding company stock option. (However, if the share exchange is completed on the last business day of a month, then the book value will be computed as of that date.)

         Any holder of options to purchase Bank Stock must make a written election as to whether she or he intends to exchange such Bank option for a cash payment or for options to purchase Holding Company Stock. Such written election must be made no later than 5:00 p.m., Central Time, on the 5th day prior to the day on which the scheduled Effective Time of the Share Exchange occurs. If the Holding Company does not receive such written election, the Bank option holder will receive a cash payment in exchange for her or his Bank options to purchase Bank Stock (or no payment if there is no net value after subtracting the exercise price from the book value at the appropriate time).

         As to any elections made or accepted by the Holding Company, the Holding Company will issue a stock option grant to the Bank option holder that covers Holding Company Stock and cancels the Bank option. Thus the Holding Company will assume each option owned and converted on terms not less favorable to the option holder than the Bank's stock option plan. After the Share Exchange becomes effective, (1) the Holding Company and its designated committee will be substituted for the Bank and the committee of the Bank's board of directors administering the Bank's stock option plan; (2) each option assumed by the Holding Company may be exercised only for shares of the Holding Company Stock;
(3) the number of shares of Holding Company Stock subject to the option will be equal to the number of shares of Bank Stock subject to the option immediately before the Share Exchange becomes effective; and (4) the per share exercise price under each option will be the same as the exercise price for Bank Stock.

         Notwithstanding the foregoing, each Bank option which is converted into a Holding Company stock option and is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

                                    ARTICLE 3

                           THE PLAN OF SHARE EXCHANGE

         Upon and by reason of the Share Exchange becoming effective, at the Effective Time:

         3.1 Each share of capital stock of the Bank shall, ipso facto and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of capital stock of the Holding Company pursuant to the terms of this Agreement;

         3.2 Each Bank Shareholder shall cease to be a Shareholder of the Bank and the ownership of all of the issued and outstanding Shares of the Bank Stock shall thereupon vest in the Holding Company as the acquiring person automatically;

         3.3 The Holding Company shall issue one (1) share of Holding Company Stock for each one (1) whole share of Bank Stock;

         3.4 The Holding Company shall pay cash for fractional shares as provided in this Agreement and for dissenting shares are set forth in Chapter 23 of the Tennessee Business Corporation Act; and

         3.5 The parties shall cooperate fully in effecting the Share Exchange and in taking such other steps as shall be necessary, appropriate or convenient in consummating the Share Exchange in accordance with the terms and spirit of this Agreement.

                                   ARTICLE 4

                             SHAREHOLDER APPROVALS

         This Agreement and Plan of Share Exchange shall be submitted to the Shareholders of the Bank and the Holding Company for approval at a meeting to be called and held in accordance with the applicable provisions of law and the Charter and Bylaws of the Bank and the Holding Company, respectively. In its discretion, the Holding Company may elect to permit its shareholders to act upon written consent without a meeting. The Bank and the Holding Company shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Share Exchange at the times provided herein.


                                    ARTICLE 5

                        CONDITIONS TO THE SHARE EXCHANGE

         The consummation and effectuation of the Share Exchange are conditioned upon:

         5.1 Approval of this Agreement and Plan of Share Exchange by the vote of a majority of all outstanding shares of Bank Stock or such greater vote as may be required by law;

         5.2 Procurement of all other consents and approvals, and satisfaction of all other requirements prescribed by law which are necessary for consummation of the Share Exchange, specifically the approval of the Tennessee Department of Financial Institutions and any necessary approval of the Federal Reserve Board; and

         5.3 The absence of any unwaived Default hereunder; provided, that consummation of the Share Exchange shall be deemed a waiver of any known Defaults hereunder.


                                    ARTICLE 6

                           AGREEMENTS AND UNDERTAKINGS

         Section 6.1. Holding Company Agreements. The Holding Company agrees to use its reasonable best efforts to:

         6.1.1    Obtain all necessary shareholder and regulatory approvals;

         6.1.2 Permit the conversion of any Bank stock options to become options for a like number of shares of Holding Company stock;

         6.1.3 Obtain appropriate affiliate agreements as may be deemed proper pursuant to the Securities Act of 1933, as amended ("Securities Act");

         6.1.4 Obtain a federal tax opinion in form and substance satisfactory to the Bank's Board of Directors; and

         6.1.5 Take such other actions as may be proper to effectuate the transactions set forth in this Agreement on or before June 30, 2001.

         Section 6.2 Bank Agreements. The Bank agrees to use its reasonable best efforts to:

         6.2.1    Obtain all necessary Shareholder and regulatory approvals;

         6.2.2 Facilitate the conversion of any Bank stock options to become options for a like number of shares of Holding Company Stock;

         6.2.3 Assist the Holding Company in obtaining appropriate affiliate agreements as may be deemed proper pursuant to the Securities Act;

         6.2.4 Obtain a federal tax opinion in form and substance satisfactory to the Holding Company's Board of Directors;

         6.2.5 Pay the expenses related to the transactions contemplated herein; and

         6.2.6 Take such other actions as may be proper to effectuate the transactions set forth in this Agreement on or before June 30, 2001.

                                    ARTICLE 7

                                EVENTS OF DEFAULT

         Section 7.1 Events of Default. Any of the following events shall be considered an Event of Default as that term is used herein:

                  7.1.1 Principal and Interest Payments. Any party fails for any reason to make payment within five (5) Business Days of the due date of any installment (or bill for any installment) of principal or interest on any material obligation for borrowed money.

                  7.1.2 Representations and Warranties. Any representation or warranty made by any party in any Share Exchange Document, including this Agreement, proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate or data furnished or made by any party (or any agent, representative, accountant, or attorney thereof) in any Share Exchange Document, including this Agreement, proves to have been untrue in any material respect, as of the date as of which the facts therein set forth were stated or certified; or

                  7.1.3 Covenants. Any party fails to comply with any of the covenants or agreements contained in this Agreement and such default continues unremedied or is not waived for a period of thirty (30) days after the earlier of (i) notice thereof has been given by the other party to such party, or (ii) such default otherwise has become known to the defaulting party; or

                  7.1.4 Involuntary Bankruptcy or Receivership Proceedings. A receiver, custodian, liquidator or trustee of any party or of any Property of any party is appointed by the order or decree of any court, agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than sixty (60) days; or any party is adjudicated bankrupt or insolvent; or any of the Property of any party is sequestered by court order and such order remains in effect for more than sixty (60) days; or a petition is filed against any party under any state or federal (or other applicable) bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days after such filing; or

                  7.1.5 Voluntary Petitions. Any party takes affirmative steps to prepare to file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against any party under any such law; or

                  7.1.6 Assignments for Benefit of Creditors, Etc. Any party makes an assignment for the benefit of such party's creditors, or admits in writing any party's inability to pay such party's debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator for such party or for all or any part of such party's Property; or

                  7.1.7 Regulatory Problems, Etc. Any party encounters or suffers materially adverse regulatory problems, including any fines, civil money penalties, or one or more cease and desist orders; or

                  7.1.8 Discontinuance of Business, Etc. Any party discontinues such party's usual business; or

                  7.1.9 Default on Other Debt or Security. Subject to any applicable grace period, any party fails to make any payment due on any indebtedness or security (as "security" is defined for purposes of federal securities laws, as amended) or any event shall occur or any condition shall exist in respect of any indebtedness or security of any party or under any agreement securing or relating to such indebtedness or security, the effect of which is (i) to cause or to permit any holder of such indebtedness or other security or a trustee to cause (whether or not such holder or trustee elects to cause) such indebtedness or security, or a portion thereof, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (ii) to permit a trustee or the holder of any security (other than common stock of any party) to elect (whether or not such holder or trustee does elect) a majority of the directors on the board of directors of any party, and the default described in (i) and/or (ii) above exceeds, when aggregated with all other such defaults, Five Hundred Thousand Dollars ($500,000.00); or

                  7.1.10 Undischarged Judgments. If any one or more judgments (in the aggregate at any one time outstanding) for the payment of money in excess of Fifty Thousand Dollars ($50,000.00) in the aggregate are rendered by any court or other governmental body against any party which is not fully covered by valid collectible insurance and such party does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within the applicable appeal period and within said appeal period following the date of entry thereof or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles; or

                  7.1.11 Material Decline in Net Worth or Material Damage to Property, Etc. Any material decline in any party's net worth or any material damage to or loss (or decline in value) of any of any party's Properties; or

                  7.1.12 Challenge, Etc. Any of the Share Exchange Documents is challenged or impaired in any respect in a court of competent jurisdiction.

         Section 7.2 Remedies. Upon the happening of any Default specified in
Section 7.1, the other party may declare this Agreement to be null and void and collect from the defaulting party its expenses incurred in connection with this proposed Share Exchange.

                                    ARTICLE 8

                        TERMINATION OF THE SHARE EXCHANGE

         Section 8.1 Termination, Etc. This Agreement and Plan of Share Exchange may be terminated at any time before the Share Exchange becomes effective upon the occurrence of any of the following:

         8.1.1 The number of shares of capital stock of the Bank voted against or dissenting from the Share Exchange shall make consummation of the Share Exchange contrary to the best interest of the Bank or its Shareholders in the sole discretion of its Board of Directors; or

         8.1.2 Any action, suit, proceeding or claim has been instituted, made, pursued, or threatened relating to the proposed Share Exchange which shall make consummation of the Share Exchange inadvisable or impracticable in the sole discretion of the Board of Directors of the Bank;

         8.1.3 Any action, consent or approval, governmental or otherwise, which in the opinion of counsel for the Bank is or may be necessary to consummate the Share Exchange, shall not have been obtained by December 31, 2002; or any action, consent or approval proves unreasonably costly to obtain or the conditions therefor are unacceptable as determined by the Bank's Board of Directors in its sole discretion;

         8.1.4    The mutual agreement of the Holding Company and the Bank;

         8.1.5 The transaction contemplated by this Agreement shall not have been consummated by December 31, 2002; or

         8.1.6 For any other reason consummation of the Share Exchange is deemed inadvisable in the opinion of a majority of a quorum the Bank's Board of Directors, or otherwise in the sole and absolute discretion of a majority of a quorum of the Bank's Board of Directors.

         Section 8.2 Notice of Termination. Upon the occurrence of any events set forth in Section 8.1, this Agreement and Plan of Share Exchange may be terminated by the unilateral action of the Board of Directors of the either the Bank or the Holding Company prior to the Effective Time, by giving written notice of the basis of termination to the Holding Company or Bank. Such termination shall be effective upon receipt.

         Section 8.3. Effect of Proper Termination. Upon proper termination by appropriate written notice as provided in this Article 8, this Agreement and Plan of Share Exchange shall be void and of no further effect, and there shall be no liability by reason of this Agreement and Plan of Share Exchange or the termination thereof on the part of either the Bank, the Holding Company or the directors, officers, employees, agents or shareholders of either of them.

                                    ARTICLE 9

                           NOTICES AND COMMUNICATIONS

         Section 9.1 Notices. All notices and/or any other communications under or in connection with this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid, or otherwise sent by telex, telegram, telecopy or other similar form of rapid transmission confirmed by mailing (in the manner stated above) written confirmation at substantially the same time as such rapid transmission, or personally delivered to any executive officer of the other party. All such communications shall be mailed, sent or delivered,

                  9.1.1 if to the Bank, to the address set forth on the signature page hereof, to the attention of R. Rick Hart, Chairman; and

                  9.1.2 if to the Holding Company, to the address set forth on the signature page hereof, to the attention of John W. Gregory, Jr., Executive Vice President.

         Section 9.2 Effective Date of Notices. Any communication so addressed and mailed by registered or certified mail shall be deemed to be given three (3) Business Days after being so mailed. Either party may change its address by written notice to the other party in accordance with the terms hereof.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

         Section 10.1 Affiliate Agreements. Any affiliate of the Bank or the Holding Company shall comply with any affiliate agreement executed in connection with the Share Exchange and shall comply with the requirements of the Securities Act and the rules and regulations thereunder (including Rules 144 and 145 to the extent applicable to them or to any transaction).

         Section 10.2 Deviation from Covenants. The procedure to be followed by the either party to obtain the consent of the other to any deviation from the agreements and/or covenants contained in this Agreement or any other Share Exchange Document shall be as follows:

                  10.2.1 The requesting party shall send a written notice to the other party setting forth (i) the agreement(s) and/or covenant(s) relevant to the matter, (ii) the requested deviation from the covenant(s) involved, and (iii) the reason for the requested deviation from the same; and

                  10.2.2 The requested party shall within a reasonable time send a written notice to the other party, signed by an authorized executive officer of such party, permitting or refusing the request; provided, however, that each party agrees to use its best efforts to reply in writing in each case within ten (10) Business Days, but in no event will any deviation from the covenants of this Agreement or any other Share Exchange Document be effective without the written consent of the requested party.

         Section 10.3 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other Share Exchange Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other Share Exchange Document.

         Section 10.4 Survival of Agreements. All representations and warranties of the parties herein, and all covenants and agreements herein not fully performed before the Effective Time, shall survive such Effective Time.

         Section 10.5 Successors and Assigns. All covenants and agreements contained by or on behalf of a party in this Agreement and/or in any other Share Exchange Document shall bind such party's successors and assigns and shall inure to the benefit of the other party and its successors and assigns.

         Section 10.6 Waivers. No action or course of dealing on the part of any party, its officers, employees, consultants or agents, nor any failure or delay by any party with respect to exercising any right, power or privilege of such party under any Share Exchange Document(s), including this Agreement, shall operate as a waiver thereof.

         Section 10.7 Cumulative Rights. Rights and remedies of any party under this Agreement and each other Share Exchange Document shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

         Section 10.8 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

         Section 10.9 Construction. This Agreement and the other Share Exchange Documents constitute a contract made under and shall be construed in accordance with and governed by the laws of the State of Tennessee.

         Section 10.10 Disclosures. Every reference in this Agreement to disclosures by any party to any other party in writing, to the extent that such references refer or are intended to refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to such party concurrently with the execution hereof. It is the intention of the parties that such disclosures are to be limited to those presented in an orderly manner at the time of entering into this Agreement and are not to be deemed to include expressly or impliedly any disclosures which may previously have been delivered from time to time to the receiving party, except to the extent that such previous disclosures are again presented to the receiving party in writing concurrently with the execution hereof.

         Section 10.11 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibits hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

         Section 10.12 Time of Essence. Time is of the essence with regard to each and every provision of this Agreement.

         Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.14 Remedies. All remedies provided for in this Agreement and all other Share Exchange Documents for the parties shall be in addition to all other remedies available to the parties under the principles of law and equity, and pursuant to any other body of law, statutory or otherwise.

         Section 10.15 Amendment(s). No amendment(s), modification(s), or waiver(s) of any provision of this Agreement, or of any of the other Share Exchange Documents, shall in any event be effective unless the same shall be in writing and signed by appropriate executive officers of the respective parties.

         Section 10.16 Exhibits. All Exhibits referred to in the Share Exchange Documents, including those referred to in Article 2 hereof, shall be timely, accurately, and completely furnished to the other party as provided in the appropriate Section or, if not so provided, within ten (10) calendar days of its creation, filing, or dissemination. The exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement or any other Share Exchange Document, the provisions of this Agreement or such other Share Exchange Document, as the case may be, shall prevail.

         Section 10.17 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a consolidated basis consistent with those at the time in effect as at the date of this Agreement.

         Section 10.18 Jurisdiction and Venue. Any dispute arising hereunder shall be litigated in a forum located in Nashville, Davidson County, Tennessee.

         Section 10.19 Indemnification. In consideration of the execution and delivery of this Agreement by the parties, each of the parties agrees hereby to indemnify, exonerate and hold harmless the other party for such party's misconduct, negligence, acts, or omissions. The indemnified party includes such party's respective officers, directors, employees, and agents (collectively the "Indemnified Parties"). The Indemnified Parties shall be held free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, judgments, settlements, damages, and expenses actually incurred in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of the transactions contemplated by the Share Exchange Documents, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party solely by reason of such Indemnified Party's gross negligence or willful misconduct or breach by such Indemnified Party of its express obligations under any Share Exchange Document, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, each party hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                                   ARTICLE 11

                               THE EFFECTIVE TIME

         Subject to the terms and upon satisfaction of all the requirements of law and the conditions specified in this Agreement and Plan of Share Exchange, including among other conditions, the affirmative approval by the holders of a least a majority of the outstanding shares of the Bank Stock and the Holding Company Stock, the receipt of the necessary approvals of the Tennessee Department of Financial Institutions and the Board of Governors of the Federal Reserve System (and/or any other appropriate regulatory body or agency), the Share Exchange shall become effective upon the filing of Articles of Share Exchange with the Tennessee Secretary of State (the "Effective Time"), or as otherwise permitted, in accordance with law.

                                   ARTICLE 12

                          GENERAL TERMS AND DEFINITIONS

         Section 12.1 Certain Terms and Definitions. The following additional provisions apply to this Agreement. In addition, as used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

         "Agreement" means this Plan and Agreement of Share Exchange, including all exhibits hereto, as the same may from time to time be modified, amended, extended or supplemented.

         "Business Day" means any day on which the Bank is officially open for business.

         "Closing" means the time of the execution of the documents and instruments, including Articles of Share Exchange, intended to complete and consummate the transaction (each of which shall be a Share Exchange Document).

         "Closing Date" means the date on which the Effective Time occurs or as soon thereafter as practicable for the parties to execute any closing documents that they deem necessary, appropriate, or convenient in consummating the Share Exchange.

         "Condition(s) Precedent" means those matters that must be completed in order for the either party to be obligated to consummate the Share Exchange, including without limitation those matters described in Article 5 of this Agreement.

         "Debt" and/or "Indebtedness" means indebtedness of any kind that would be classified as debt on the balance sheet of a party.

         "Default" means the occurrence of any of the events specified in
Article 7 hereof after any requirement for notice or lapse of time or other condition precedent has been satisfied.

         "Financial Statements" means the financial statement or statements of a party hereto.

         "Fiscal Year" shall mean each twelve-month period beginning January 1 and ending December 31, which period is the fiscal year of the Bank.

         "Initial Conditions" means those conditions precedent set forth in
Article 5 hereof.

         "Materially Adverse Effect" means, relative to any occurrence of whatever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on:

                  (a) the consolidated business, assets, revenues, financial condition, operations, or prospects of a party; or

                  (b) the ability of a party to perform any of their payment or other material obligations under this Agreement and/or any other Share Exchange Documents.

         "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

         "Plan" means any plan subject to Title IV of ERISA and maintained by either party, or any such plan to which any party is required to contribute on behalf of such party's employees.

         "Plan of Share Exchange" means the Plan of Share Exchange described in this Agreement.

         "Property" or "Properties" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Share Exchange Document" means any document or instrument evidencing the agreement of the parties to engage in a share exchange under Tennessee law.

         Section 12.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with generally accepted accounting principles applied on a basis consistent with those reflected by the Financial Statements, except where such principles are inconsistent with the requirements of this Agreement.

         Section 12.3 Miscellaneous Definitions.

                  (a) The words "hereof", "herein", "hereunder", and words of similar import shall, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number, and vice versa, as the context shall require.

                  (c) All terms defined in this Agreement shall, unless the context otherwise requires, have the same meanings when used in the other Share Exchange Document(s) or any certificate, report, or other document made or delivered pursuant to this Agreement.

                                   ARTICLE 13

                               PAYMENT OF EXPENSES

         At the Effective Time, the Bank shall pay the expenses, if any, incurred in the proposed transaction. If the Share Exchange does not become effective, the Bank shall pay all reasonable and necessary expenses associated with the transaction proposed herein.


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.


HOLDING COMPANY:                         BANK:

Capital Bancorp, Inc.                    CAPITAL BANK & TRUST COMPANY
1820 West End Avenue                     1820 West End Avenue
Nashville, Tennessee  37203              Nashville, Tennessee 37203




By:      /s/ R. Rick Hart                By:      /s/ John W. Gregory, Jr.
    -----------------------------------      -----------------------------------
    R. Rick Hart, Chairman                   John W. Gregory, Jr.,
                                             Executive Vice President

                                   EXHIBIT 2.1

                               OFFICES OF THE BANK

Main Office of the Bank                     1820 West End Avenue
                                            Nashville, Tennessee 37203

Branch:                                     Downtown Branch
                                            222 4th Avenue North
                                            Nashville, Tennessee 37219

Branch:                                     Green Hills Branch
                                            2200 Abbott Martin Road
                                            Nashville, Tennessee 37215

Branch:                                     Goodlettsville Branch
                                            140 Long Hollow Pike
                                            Goodlettsville, Tennessee 37072

Branch:                                     Hendersonville Branch
                                            370 East Main Street
                                            Hendersonville, Tennessee 37075

Branch:                                     Hermitage Branch
(Under construction)                        4422 Lebanon Road
                                            Hermitage, Tennessee 37076

Operations Center:                          1816 Hayes Street
                                            Nashville, Tennessee 37203

                                   EXHIBIT 2.2

                              DIRECTORS OF THE BANK



Robert P. Alexander, Sr.
Clenna G. Ashley
Albert J. Dale, III
Robert W. Doyle
John W. Gregory, Jr.
R. Rick Hart
Frances Caldwell Jackson
H. Edward Jackson, III
H. Newton Lovvorn, Jr. M.D.
Michael Shmerling

                                   EXHIBIT 2.3

                              OFFICERS OF THE BANK

R. Rick Hart, Chairman, President and Chief Executive Officer
H. Edward Jackson, III, Executive Vice President and Secretary
John W. Gregory, Jr., Executive Vice President
Sally P. Kimble, Senior Vice President, Cashier, Chief Financial & Accounting
  Officer
Stephen Gregory, Senior Vice President
Jeffrey A. Irwin, Senior Vice President
Billy D. Seals, Senior Vice President
Kevin D. Busbey, Vice President, Cashier and Controller